Exhibit 14

Zep Inc.

Code of Ethics and Business Conduct

Adopted October 2007

INTRODUCTION

Zep Inc. (“Zep” or the “Company”) expects all of its employees, directors, and agents to act with the highest ethical standards and comply with all applicable laws. This Code applies to Zep and all of its subsidiaries.

Our Code of Ethics and Business Conduct (the “Code”) explains specific standards of business conduct applicable to people acting on the Company’s behalf. The standards set forth in this Code are designed to protect the integrity of the Company and to ensure compliance with laws and regulations wherever the Company does business. Conduct that violates these standards may result in disciplinary action up to and including termination of employment.

Certain legal requirements addressed in this Code are covered by specific compliance policies and guidelines promulgated by Zep. The Company distributes these policies and guidelines separately to the appropriate directors and employees. These compliance policies and guidelines are also available from the Zep Legal Department upon request or through Zep’s intranet website. In addition to these specific policies and guidelines, the Company publishes various policies, procedures and rules from time to time, and directors and employees are expected to comply with these policies, procedures and rules as well. Further, the Company provides training on a variety of topics. Employees are expected to successfully complete all required training as well. This Code is not intended to create a contract of employment nor alter any applicable employment at will relationship.

PURPOSE

This Code articulates the Company’s expectations for business conduct for its directors and employees at all levels within the organization, including all members of the Board of Directors, the Zep Leadership Team and senior financial officers. It is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of Code violations; and

•	accountability for adherence to this Code.

CONDUCT STANDARDS

Complying with Laws

Zep is committed to conducting our businesses in accordance with the letter and the spirit of the laws in the countries in which we operate. All directors and employees of the Company are responsible for fulfilling this commitment by being knowledgeable about applicable laws, rules and regulations and by steadfastly complying with their legal obligations in the performance of their Company responsibilities. For questions or clarification, directors and employees should consult the Company’s Legal Department or Corporate Compliance Department.

Ensuring a Positive Work Environment

Equal Opportunity for All Employees

Zep is an equal employment opportunity employer. Employment opportunities are available regardless of race, color, sex, religion, national origin, age, disability, veteran status, or other legally protected status. This commitment applies to all aspects of the employment relationship, including recruiting, hiring, training, work assignment, promotion, transfer, termination, and wage and salary administration.

Recognizing equal employment opportunity can only be achieved through demonstrated leadership and aggressive implementation of the Company’s Affirmative Action Plans, which the Company maintains in accordance with applicable law. All employees are expected to make every reasonable effort to carry out their affirmative action responsibilities in spirit as well as letter to assure that equal employment opportunity is available to all. All employees must demonstrate sensitivity to and respect for all other employees and commitment to the Company’s equal employment opportunity and affirmative action objectives.

Freedom from Harassment and Violence-Free Workplace

Zep is committed to providing a positive, productive work environment for all employees. The Company’s policy is to treat all employees fairly and with dignity and respect. Zep will not tolerate any harassment, discrimination or unlawful treatment of employees by anyone, including any supervisor, co-worker, vendor, client, or customer of Zep.

The prohibition against harassment includes harassment for any discriminatory reason, such as sex, race, national origin, disability, age or religion, as well as any other unprofessional and discourteous actions toward employees.

Examples of harassment that will violate this policy and constitute harassing conduct include, but are not limited to: epithets, slurs, quips, negative stereotyping, jokes, pranks and threatening, intimidating or hostile acts related to race, color, religion, national origin, age, disability, or any other protected classification, whether written or graphic, that denigrates or shows hostility or aversion toward an individual or group. Accordingly, derogatory or inappropriate conduct - whether verbal, written, physical, or graphic - for any discriminatory reason will not be tolerated.

Sexual Harassment includes unwelcome or unwanted sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature when:

1. Submission to such conduct is made a term or condition, either explicitly or implicitly, of an individual’s employment.

2. Submission to or rejection of such conduct by an individual is used as a factor in decisions affecting that individual’s employment; or

3. Such conduct has the purpose or effect of substantially interfering with an individual’s work performance or creates an intimidating, hostile, or offensive working environment.

Acts or threats of violence, including inappropriate verbal or physical threats, intimidation, harassment, and/or coercion will not be tolerated. Behavior that threatens the safety of people or property, or has the potential to become violent, should be reported immediately. In addition, firearms (even if licensed and permitted), ammunition, weapons, and explosives are forbidden inside Company facilities, on Company Property, or in Company vehicles. All of the Company’s directors and employees are responsible for helping to enforce this policy and ensuring that the work environment remains pleasant and professional for all who works for or with Zep.

Drug-Free and Alcohol Free Workplace

Zep is committed to providing its employees with a safe work environment that is free from the effects of illegal drugs and alcohol.

The unlawful manufacture, distribution, dispensation, possession, or use, or being under the influence of, illegal drugs or alcohol is prohibited on the job, on Company premises, or wherever Company business is being conducted. Use is also prohibited during rest breaks and during extended work hours. “Illegal drugs” refers to any drugs or controlled substances that are not prescribed by a licensed medical doctor (other than over-the-counter drugs) and prescription or over-the-counter drugs that are used in a manner inconsistent with the instructions of either a licensed medical doctor or the over-the-counter drug.

A Company vice president may authorize the consumption of alcohol at business meetings or for special occasions. The moderate consumption of alcohol at business dinners is allowed so long as any legal requirements are not violated and good judgment is exercised. The Company will always provide transportation after such dinners if there is any question about the employee’s ability to get home safely.

Sound Environmental, Safety, and Health Practices

Zep is committed to an injury-free and illness-free workplace that is operated in an environmentally sound manner in compliance with all relevant laws and regulations that protect worker safety and the environment. Employees should perform work in a safe manner.

Zep strives diligently to avoid any adverse impact to the environment and the communities in which it does business. In furtherance of this standard, the Company’s goal is to eliminate, to the fullest extent practicable, the use of hazardous materials and the generation of solid and hazardous waste in its operations. Zep continuously assesses potential environmental consequences and legal environmental requirements relating to its operations. To ensure compliance, Zep will maintain an effective environmental, health, and safety compliance program.

Engaging in Fair Competition

Antitrust and Competition

Zep will compete vigorously, independently, and fairly in compliance with all applicable antitrust and competition laws. Accordingly, the Company’s employees may not agree with competitors to fix prices, to allocate markets or customers, or to boycott customers or suppliers, and cannot attempt to unfairly monopolize a market, or engage in any other acts that unreasonably restrain competition. Arrangements such as joint ventures, mergers and acquisitions, requirement contracts, and tying arrangements (e.g., arrangements that require a customer to purchase one product or service as a condition to the sale of another product or service) also may raise antitrust concerns. Any issues concerning the appropriateness under the antitrust laws of these or other actions should be discussed with the Zep Legal Department, and any suspected violation of the antitrust laws should be reported to the Zep Legal Department immediately.

Zep employees are required to conduct business in accordance with the foregoing and with the applicable antitrust and trade practice guidelines.

Restrictive Covenants with Third Parties

Zep does not condone activities that seek to gain an unfair competitive advantage. No individual may engage in any activity which violates any valid restrictive covenants entered into by that individual for the benefit of a third party, and no individual may, directly or indirectly, use or disclose any confidential information or trade secrets of a third party that the individual obtained while employed by or associated with such third party.

Government Contracts

Zep is committed to complying with all applicable laws, rules, and regulations relating to government contracting and to the legal and ethical restrictions that apply in dealing with government officials and employees. Zep is committed to ensuring that all its reports, representations, and certifications to government officials and employees are accurate and complete and that any deviations from contract requirements are properly approved by government officials. Everyone at Zep who is engaged in government contracting or subcontracting work is expected to adhere to specific company policies and procedures which reflect the special rules under the Federal Acquisition Regulation, establish standards of conduct for employees, and identify and address the special compliance risks in doing business with the government.

Protecting the Company’s Assets

Financial Reporting

All transactions must be recorded so as to permit preparation of financial statements in conformity with generally accepted accounting principles. No false or misleading entries may be made in the books and records of the Company for any reason, and no employee may engage in any arrangement that results in such a prohibited act.

No undisclosed or unrecorded fund or asset of the Company may be established for any purpose.

No payment on behalf of the Company may be approved without adequate supporting documentation or made with the intention or understanding that any part of such payment is to be used for any purpose other than as described by the documents supporting the payment.

From time to time, the Company may publish written policies on financial reporting, disclosure and compliance to reinforce the financial reporting expectations in this Code. All employees at Zep, including the Company’s senior financial officers and other financial employees, are expected to implement and strictly follow these written policies.

Records Management

Zep’s business functions are dependent on accurate record keeping. The Company is required by law to keep many types of records and documents, including accounting, tax, environmental, health and safety, and other records, for specific periods of time. To accomplish this, Zep may adopt specific guidelines related to record retention. Moreover, from time to time, document holds may be put in place that suspend the record retention guidelines and require retention of documents for indefinite periods of time. In order to make sure that records are properly preserved, employees are expected to read and follow the Company’s applicable document retention guidelines and strictly comply with any document holds. Any questions about records management policies should be directed to Zep’s Legal Department.

Gifts to Third Parties

All employees of Zep should understand that there are legal and ethical issues associated with gifts to and entertainment of customers. Business gifts and entertainment are customarily designed to build goodwill and strong working relationships with customers and other business partners. We do not want, however, to obtain business through improper means. No funds or assets of the Company may be used directly or indirectly for excessive entertainment of, or gifts of significant value to, customers and other commercial parties. All reimbursable entertainment must be identified on expense reports and other documents and are subject to supervisory review, including a determination that expenditures conform to the letter and spirit of this policy. For purposes of this standard, “gifts of significant value” will include money of any amount.

Before entertaining or providing a gift, all employees should first determine whether the customer or other party has policies prohibiting them from accepting gifts or entertainment or limiting the value of gifts or entertainment. These policies must be strictly followed.

Doing Business with the Government

Doing business with federal, state and local governments is not always the same as doing business with private customers or parties. Activities that may be proper in the private sector may be improper or even illegal when done with a government entity. Even paying for modest meals or drinks may not be proper when dealing with government officials. Most government agencies prohibit any entertaining of, or gifts to their employees, and in such cases no entertainment or gifts will be permitted. Any questions about entertaining of, or gifts to, government employees should be directed to Zep’s Legal Department.

Improper or Illegal Payments

Bribes, kickbacks, or other payments to government officials are improper and illegal. You are not permitted to make, authorize, accept or offer any payment, promise or gift that is intended to influence the conduct or decision of a person or entity.

In addition, the Company complies, and intends to continue to comply, fully with the Foreign Corrupt Practices Act (the “FCPA”), which specifically prohibits the offer, promise or payment of anything of value to foreign government officials, including political parties or candidates, for the purpose of obtaining or retaining business for the Company or otherwise securing any improper advantage. The FCPA is enforceable worldwide and covers all Zep operations.

Under the FCPA as well as anti-bribery laws in other countries, Zep, its employees, and its agents are also prohibited from indirectly attempting to influence foreign officials. The Company can not make a payment to a third party (including vendors or agents for Zep) if all or any part of the payment will be given to a prohibited person. Zep may be held liable for such payments if the employee authorizing the expenditure should have known that the payment was eventually going to a prohibited person.

Loans and Political Contributions

No funds or assets of the Company may be used directly or indirectly for: (a) loans to any federal, state, local, or foreign government official or employee or to any entity in which the government official or employee is known to have a material interest; or (b) any contributions to political parties or to candidates for political office. This prohibition also applies to indirect contributions or payments made in any form such as those made through consultants, advisors, suppliers, customers, or other third parties.

Intellectual Property

One of the Company’s most valuable assets is its intellectual property – including inventions, formulations, processes, technical information, designs, software, algorithms, and drawings, as well as – patents, trade secrets, trademarks, service marks, and copyrights. Employees must safeguard the Company’s intellectual property by using it only in ways that are consistent with applicable law and by not allowing third parties to use the Company’s intellectual property without appropriate legal protections approved by the Company’s Legal Department. The Company respects the intellectual property rights of others outside of the Company and expects all other parties to respect its intellectual property. The Company will not permit the unauthorized use of the intellectual property rights of others. Inventions, ideas and works of authorship of employees, which are created by employees in connection with the Company’s business, research, development, design, or manufacturing efforts, are the property of the Company.

The Company’s Confidential Information

The Company’s confidential information is vital to the Company’s success. “Confidential information” is financial, business, or technical information, both oral and written, about the Company, its products, suppliers, or customers that is (a) classified as proprietary, secret, or confidential, or (b) not known to the public or our competitors, and which provides the Company with a competitive advantage. No director or employee may use or disclose any confidential information regarding the Company or its customers, operations, finances, or business dealings, except in connection with the individual’s work for the Company, by express agreement in writing by the appropriate Company representative, or as required by legal process. This policy also applies to any confidential information of third parties of which the individual becomes aware during the course of his or her employment or directorship. Care should be taken not to leave documents containing confidential information visible on desks, not to throw such documents away in a trash can without shredding the documents, and not to discuss confidential information in public places.

Misappropriation of Company Property

Assets of the Company (or third parties doing business with the Company) may not be appropriated for personal use. Similarly, personal expenses may not be charged to or otherwise paid by the Company, except as permitted under approved fringe benefit policies.

Use of Company Software

Unauthorized acquisition, copy, or use of computer software of the Company or any third party is prohibited. Software must be used only in accordance with the terms of its license agreement. Unless otherwise provided in the license, no employee may make or distribute copies of software or documentation for use within or on behalf of the Company or for personal use or for the use of others, including customers and family members. All software used by or on behalf of the Company or on Company-owned computers, including “open source” licensed software, shareware and freeware, must be purchased through the appropriate channels in the Company using approved procedures. Software may not be brought in from any unauthorized source, including downloading from the Internet.

Use of Electronic Devices

Electronic devices that belong to the Company and electronic services provided by the Company must be used for the purpose of conducting the Company’s business. The Internet can be a valuable source of information and research. E-mail may be a useful method of communication with directors, employees, customers, outside vendors, and other businesses. Before selecting e-mail as a means for communication or document transmission, users should consider the need for immediacy, formality, accountability, access, security, and permanence. E-mail differs from other forms of communication. It is immediate and informal, similar to a telephone conversation, yet it is more permanent. It is as irrevocable as a hard-copy document, yet easy to duplicate, alter, and distribute. All computer users are obligated to use these resources responsibly, professionally, ethically, and lawfully. The systems should not be used in any way that may be disruptive to Company operations or violate Company policy or law (for example, to send or receive, view, or download information of a sexual, obscene, or racially objectionable nature). In addition, data, programs, documents, correspondence, and other files stored on or transmitted by these electronic devices are the property of the Company and must be safeguarded with the same diligence as traditional paper documents. While occasional personal use of the Company’s system is permitted as long as such use does not interfere with the individual’s job responsibilities, individuals should be aware that all electronic information (such as e-mail messages stored on the Company’s systems) are the property of the Company, and the Company, at its discretion, reserves the right to access and disclose any electronic information for any purposes, including computer files, messages sent over its e-mail system, or information accessed through its Internet connection. Employees should not expect protection of their personal or business-related e-mail correspondence under privacy laws and regulations.

Return of Company Property upon Termination

All property of the Company, including materials produced by employees and confidential information, must be returned to the Company immediately upon termination of employment.

Non-Public Information

Information is considered “material non-public information” if it is information that an investor would consider important in deciding whether to buy or sell the Company’s stock and that information is not available to the public. To prevent misuse of non-public information, all Zep directors and employees must observe the following standards:

1. Material non-public information must not be disclosed to (a) anyone within the Company except those people who need to know the information in the performance of their job responsibilities, or (b) anyone outside the Company except those people who are being requested to provide products or services to the Company which directly involve that information.

2. No director or employee of the Company may directly or indirectly buy or sell securities of the Company while in possession of material, non-public information about the Company, except as provided in stock sale or purchase plans permitted under applicable laws and approved by Company’s Legal Department. In addition, directors and employees of the Company may not directly or indirectly buy or sell securities of any other publicly traded corporation about which the individual has material, non-public information as a result of his or her position with the Company, including knowledge of business transactions or potential business transactions between the Company and such other corporation.

For additional details about the treatment of material non-public information please see the Company’s Insider Trading Policy, a copy of which is available from the Zep’s Legal Department.

Derogatory or Detrimental Statements

Derogatory or detrimental statements regarding the Company by individuals affiliated with the Company can be harmful to the Company, its business, and employees. Accordingly, all employees should refrain from making, and should not solicit, cause or encourage others to make, any comments or statements regarding the Company or its affiliates or any of the Company’s or its affiliates’ current or former agents, employees, officers, directors, successors or assigns, which are derogatory or detrimental. This restriction includes, but is not limited to statements made on the Internet, and, more specifically, in discussion forums or chat rooms where companies and their prospects are discussed.

Corporate Opportunities

Employees and directors owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Employees and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for our employees and directors is to make sure that any use of Company assets that is not solely for the benefit of the Company is approved beforehand through the Company’s General Counsel.

Trade Restrictions and Economic Sanctions

To further foreign policy objectives, the United States from time to time imposes trade embargoes and restricts and monitors trade, investment and financial transactions by U.S. persons and companies, including non-U.S. affiliates and persons, with certain countries, organizations, and individuals. U.S. laws and regulations in this area apply to non-US affiliates of Zep and all Zep employees shall comply with applicable trade sanction laws and regulations.

Exporting and Importing

Exporting and importing are part of Zep’s business and Zep is committed to comply with all U.S. and relevant non-U.S. laws and regulations that govern the transportation of Zep products across international borders. Every country (or group of countries such as the E.U.) requires that imported goods go through a customs process. Zep employees must comply with all applicable customs requirements, supplying customs authorities with accurate and truthful information.

Avoiding Conflicts of Interest

A conflict of interest exists when personal interests may interfere with an employee’s ability to exercise his or her judgment objectively or to do his or her job in the best interests of Zep. Employees should take care to avoid conflicts of interest including those described below.

Ownership Interest in Customers, Suppliers or Vendors

Directors and employees must disclose in writing any ownership, control, or beneficial interest they may have in any firm seeking to do business with the Company or any relationship with any person who might benefit from such a transaction. Business transactions where such a material interest or relationship is or reasonably could be expected to be present may only be pursued if a written waiver is first granted in accordance with this Code. Ownership or beneficial interest of less than 1% of the outstanding stock of publicly held companies is excluded from this policy.

Ownership Interest in Competitors

Directors and employees may not hold investments in firms competing directly with the Company, except for investments of less than 1% of the outstanding stock of publicly held companies.

Loans to and from Customers, Suppliers and Competitors

Directors and employees may not borrow from or lend personal funds to customers, suppliers, competing companies, or their affiliates except for arms-length transactions that occur in the normal course of business.

Employment with Customers, Suppliers and Competitors

Acceptance of employment (whether or not for remuneration), compensation, or other financial benefits from a customer, supplier, or competing company while employed by the Company is strictly prohibited.

Other Outside Employment

Holding outside employment (whether or not for remuneration) or investments affecting efficiency or working hours is prohibited unless a written waiver is first granted in accordance with this Code.

Acceptance of Gifts from Suppliers or Vendors

No director or employee in a position of authorizing, selecting, or recommending the goods or services and/or suppliers or vendors to be used by the Company may accept money, excessive entertainment, or gifts of material value (including any amount of cash) from any representative of a supplier or vendor. Offers made to any director or employee by vendors or suppliers that violate this policy must be reported to the Company’s Chief Compliance Officer, or to the Audit Committee for matters relating to directors and executive officers of the Company.

Outside Directorships

No employee may hold a directorship in an outside firm, other than non-profit organizations, without express approval in writing from the Company’s Nominating and Corporate Governance Committee for executive officers and senior financial officers of the Company.

WAIVERS

In certain limited circumstances, the Company in its discretion may grant a written waiver for certain activities, relationships or situations that otherwise would violate or could reasonably be expected to violate this Code. To obtain a waiver, the director or employee must disclose all relevant facts and information concerning the matter in writing either to (1) the Company’s Audit Committee for matters involving a director, corporate officer or a senior financial officer or (2) the Chief Compliance Officer for matters relating to all other corporate employees. Waivers that are not expressly approved in writing shall be deemed to be denied. Waivers for executive officers (including Senior Executive and Financial Officers) or directors of the Company may be made only by the Audit Committee or the full Board of Directors and shall be promptly disclosed to the Company’s stockholders in accordance with the SEC’s rules and regulations.

RESPONSE TO VIOLATIONS

Questions about Situations

In the event of doubt or uncertainty about the possibility of a situation being in violation of this Code, the question should be directed to the Company’s Chief Compliance Officer at (866) 497-8077. The Company will then determine whether a violation of the Code exists.

Reporting Violations

Each Zep employee is responsible for carrying out this Code. If you feel you have experienced or witnessed any violation of this Code, you are required to report any such violation of the Code promptly. Violations may be reported in one of two ways: (1) to the Company’s Chief Compliance Officer at (866) 497-8077; or (2) anonymously through the Company’s Ethics Hotline by calling, 24 hours a day, 7 days a week as noted below:

Country	Access Code	Hotline Number
North America	Not applicable	(877) 222-9374
Belgium	0-800-100-10	(877) 222-9374
Germany	0800-225-5288	(877) 222-9374
Italy	800-172-444	(877) 222-9374
The Netherlands	0800-022-9111	(877) 222-9374

Reports classified as accounting/audit irregularities, insider trading, improper loans to executives, retaliation against whistleblowers, fraud, kickbacks, falsification of Company records, or conflicts of interest will be referred automatically to the Company’s Audit Committee. Employees will not be disciplined or retaliated against in any way for reporting violations in good faith.

Consequences for Violations

The Company will take prompt and appropriate remedial action in response to violations of the Code. Any employee or director who engages in conduct prohibited by the Code as determined by the Company will be subject to discipline up to and including termination or removal. Additionally, the Company may be required to report certain violations to appropriate government or legal authorities.

DISTRIBUTION OF CODE

Directors and employees of the Company should receive, review and acknowledge this Code annually. The Code also is available generally on the Company’s website at www.zepinc.com as well as by written request, without charge, to the Company’s corporate secretary at 1310 Seaboard Industrial Boulevard, Atlanta, GA 30318.

CERTIFICATION

I have read and affirm my commitment to the standards described in the Zep Inc. Code of Ethics and Business Conduct and the policies and guidelines applicable to my position with the Company described in the Code. I confirm that to my knowledge I am not in violation of any of the provisions of the Code or such policies or guidelines, except as I have noted in my e-mail response. Further, I have no knowledge of any unreported violations of any of such provisions by other directors or employees, whether for their own benefit or for the supposed benefit of the Company, except as I have noted in my e-mail response. If any such issue should develop in the future, I will promptly advise the appropriate company officials.

I acknowledge that my acceptance of the foregoing by e-mail response is evidence of my signature.

Failure to read and/or accept this document in no way relieves directors and employees of the responsibility to comply with the standards set forth in the Zep Inc. Code of Ethics and Business Conduct.